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APROPOS CONTACT                       APROPOS INVESTORS RELATIONS CONTACT
Frank Leonard                         Leslie Loyet
Apropos Technology                    Financial Relations Board
Phone: (630) 472-9600 ext. 7724       Phone: (312) 640-6672
E-mail: frank.leonard@apropos.com     E-mail: lloyet@financialrelationsboard.com
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                       APROPOS TECHNOLOGY ADDS A DIRECTOR

OAKBROOK TERRACE, IL - JANUARY 13, 2005 - APROPOS TECHNOLOGY (NASDAQ: APRS), a leading provider of real time multi-channel interaction management solutions, today announced the appointment of John M. Kratky III as an additional director of the Company. Mr. Kratky will also serve as a member of the Company's Compensation Committee.

John M. Kratky III is the managing member of Kratky Management, LLC, which in turn is the general partner of Valor Capital Management L.P. Mr. Kratky, Kratky Management and Valor Capital Management share voting and despositive power over 2,542,300 common shares of the Company, representing approximately 14.5% of the total shares outstanding.

David McCrabb, President of Apropos, noted: "We are pleased to welcome John Kratky to the Board. His intense focus on finding value in small cap technology and health care companies fits well with Apropos' continued focus on growing revenues and enhancing profitability. John will be a valuable addition to the Board."

ABOUT APROPOS TECHNOLOGY

Apropos Technology, Inc. (Nasdaq: APRS) provides software applications to enable contact centers to efficiently manage voice, e-mail, web chat and fax communications, through an open, infrastructure-independent and highly scaleable application suite. This application platform enables companies to personalize and intelligently manage all of their customer, employee and vendor interactions, thereby reducing costs, improving communications and operating efficiency, and increasing overall revenue opportunities. The solution intelligently classifies, prioritizes, routes and reports on each business interaction, based on the value of each interaction, across a variety of communications media, including Voice, E-mail, Web, Fax and Voice over IP
(VoIP). The company's award-winning solution has received seven (7) US patents for call center related technology inventions, including a patent on the concept of blending multi-channel communications into a single, universal queuing system. Apropos Technology serves over 300 clients worldwide from its corporate headquarters in Oakbrook Terrace, Illinois, and from its European headquarters in the United Kingdom. Additional information about Apropos and its products can be found at http://www.apropos.com.